EXHIBIT 99.7

EXECUTION VERSION

SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 15, 2020, by and among:
1.	Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”);
2.	each person listed in the column titled “Supporting Shareholder” in Schedule A attached hereto (each, a “Supporting Shareholder”); and
3.	each person listed in the column titled “Beneficial Owner” in Schedule A attached hereto (each, a “Beneficial Owner”).
Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
With respect to each Supporting Shareholder, the Beneficial Owner set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Beneficial Owner”.  With respect to each Beneficial Owner, the Supporting Shareholder(s) set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Supporting Shareholder(s)”.
RECITALS
WHEREAS, Parent, Quantum Bloom Company Ltd, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and 58.com Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, on the date hereof, each of the Beneficial Owners, Parent and Merger Sub and certain other Sponsors entered into an Interim Investors Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”), which governs certain actions of the parties thereto with respect to the Merger Agreement, this Support Agreement, the Equity Commitment Letters, the Guarantees and certain other matters including the sharing among the Investors (as defined therein) of expenses and any termination fee that may become payable by the Company to Parent or Parent to the Company, as applicable;
WHEREAS, as of the date hereof, each Beneficial Owner is the “beneficial” owner (the term “beneficial” or “beneficially” or like expression shall have such meanings as defined under Rule 13d-3 of the Exchange Act) of certain (a) Class A ordinary shares, par value

US$0.00001 of the Company (“Class A Shares”) (including Class A Shares represented by ADSs) and/or (b) Class B ordinary shares, par value US$0.00001 of the Company (“Class B Shares”, together with Class A Shares, “Shares”) as set forth in the column titled “Owned Shares” opposite the names of its or his Relevant Supporting Shareholder(s) on Schedule A hereto (the “Owned Shares”).  For the avoidance of doubt, any Shares issued upon conversion of Vested Company RSUs prior to the Effective Time shall be deemed Owned Shares for all purposes hereunder following such issuance.  With respect to each Supporting Shareholder, the Owned Shares, together with any other Shares and securities of the Company owned (whether beneficially or of record) by it or him as of the date hereof or acquired (whether beneficially or of record) by it or him after the date hereof and prior to the earlier of the Effective Time and the termination of all of its or his obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, Company RSUs, or warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its or his “Securities”; provided, that with respect to each Beneficial Owner, the Securities owned (whether beneficially or of record) by it or him and by all of its or his Relevant Supporting Shareholder(s) shall be collectively referred to herein as its or his “Securities”; provided further, that with respect to Mr. Jinbo Yao (the “Founder”), his “Securities” shall, for the avoidance of doubt, include any Shares or securities of the Company that the Founder holds a proxy to vote as set forth on Schedule B hereto (the “Founder Proxy Shares”);
WHEREAS, in connection with the consummation of the Merger, (a) each Supporting Shareholder other than General Atlantic Singapore 58 Pte. Ltd. (“GA”) agrees to (i) the cancellation of certain Shares (including Shares represented by ADSs) and Shares issued upon conversion of Vested Company RSUs as set forth herein for no cash consideration, and (ii) subscribe for newly issued Parent Shares (as defined below) immediately prior to the Closing, (b) GA agrees to contribute certain Shares (including Shares represented by ADSs) as set forth herein in exchange for newly issued Parent Shares immediately prior to the Closing and (c) each Supporting Shareholder and Beneficial Owner agrees to vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;
WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Supporting Shareholders and the Beneficial Owners are entering into this Agreement; and
WHEREAS, the Supporting Shareholders and the Beneficial Owners acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Supporting Shareholders and Beneficial Owners set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Voting
Section 1.1          Voting.  From and after the date hereof until the Expiration Time (as defined below), each of the Supporting Shareholders and the Beneficial Owners (solely in its or his capacity as Beneficial Owner of its or his Securities) irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), it or he shall (i) appear or cause its or his representative(s) to appear at such meeting or otherwise cause its or his Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of its or his Securities:
(a)          for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;
(b)          against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger;
(c)          against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by it or him of its or his obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (iv) any other action that would require the written consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent;
(d)          against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of it or him contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger;
(e)          in favor of any other matter necessary to effect the Transactions, including the Merger; and
(f)          in favor of any adjournment or postponement of the Shareholder Meeting or other annual or extraordinary general meeting of the shareholders of the Company,

however called, at which any of the matters described in paragraphs (a) – (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.
Section 1.2          Restrictions on Transfers.  Except as provided for in Article II below or pursuant to the Merger Agreement, each of the Supporting Shareholders and the Beneficial Owners hereby agrees that, from the date hereof until the Expiration Time, such person shall not, and shall cause its or his Affiliates (as defined in the Interim Investors Agreement) not to, directly or indirectly:
(a)          offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its or his Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of its or his Securities which (x) has, or could reasonably be expected to have, the effect of reducing or limiting such person’s economic interest in such Securities and/or (y) with respect to its or his Securities, grants a third party the right to vote or direct the voting of such Securities;
(b)          deposit any of its or his Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;
(c)          convert or exchange, or take any action which would result in the conversion or exchange of, any of its or his Securities;
(d)          knowingly take any action that would make any representation or warranty of such person set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such persons from performing any of its or his obligations under this Agreement; or
(e)          agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided, that neither this Section 1.2 nor any other provision of this Agreement shall prevent or restrict (i) the conversion of Company RSUs into Shares, or (ii) the cancellation of each Founder Proxy Share in exchange for the Per Share Merger Consideration as contemplated by Section 2.01 of the Merger Agreement.
Section 1.3          Acquisition of Shares.
(a)          The parties acknowledge that, prior to the Effective Time, the Founder or his Affiliates (collectively, the “Founder Group”) may acquire additional Shares from other directors or employees of the Company (or resulting from the exercise of Company Options acquired from such persons).  For so long as such acquisition is not prohibited by applicable Laws and otherwise would not adversely affect the transactions contemplated under the Merger Agreement, such newly acquired Shares shall be deemed as “Rollover Shares” hereunder pursuant to Section 1.3(b) and Section 1.3(c) below.
(b)          In the event that such acquiring person described in Section 1.3(a) above is an existing Supporting Shareholder hereunder and subject to compliance with Section 1.3(a), Schedule A shall be updated to reflect the rollover of such Shares acquired by such acquiring person, and such Shares shall be deemed as “Rollover Shares” held by such acquiring person pursuant to the terms of this Agreement.
(c)          In the event that such acquiring person described in Section 1.3(a) above is not an existing Supporting Shareholder hereunder and subject to compliance with Section 1.3(a), (i) Schedule A shall be updated to reflect the rollover of such Shares acquired by such acquiring person, and (ii) the Founder shall procure such acquiring person to enter into an adherence agreement to this Agreement substantially in the form attached hereto as Schedule C, upon the execution of such adherence agreement, such Shares shall be deemed as “Rollover Shares” held by such acquiring person pursuant to the terms of this Agreement.
ARTICLE II
Rollover Shares
Section 2.1          Irrevocable Election. The execution of this Agreement by each Supporting Shareholder evidences, subject to Section 2.4 and ARTICLE V, the irrevocable election and agreement by each Supporting Shareholder to the cancellation of its or his Rollover Shares (as defined below) for no cash consideration and the subscription by it or its designated Affiliate(s) for newly issued Parent Shares or the contribution of its Rollover Shares in exchange for issuance of Parent Shares to it or its designated Affiliate(s), in each case, immediately prior to the Closing and on the terms and conditions set forth herein.
Section 2.2          Rollover Shares. Subject to any adjustment pursuant to Section 1.3 or Section 2.4, Schedule A sets forth in the column titled “Rollover Shares” opposite each Supporting Shareholder’s name, the Shares (including Shares represented by ADSs and Shares issuable upon conversion of Vested Company RSUs of such Supporting Shareholder, his or its “Rollover Shares”) that will be cancelled for no cash consideration pursuant to Section 2.3 or contributed in exchange for Parent Shares pursuant to Section 2.4.
Section 2.3          Cancellation of Certain Rollover Shares.  Subject to the terms and conditions set forth herein, (a) each Supporting Shareholder other than GA agrees that, at the Effective Time, all of its or his Rollover Shares (including those represented by ADSs) shall be cancelled at no cash consideration in connection with the Merger, and (b) other than its or his Rollover Shares, all equity securities of the Company held by any such Supporting Shareholder, if any, and the Founder Proxy Shares shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.  Each Supporting Shareholder will take all actions necessary to cause the number of Rollover Shares (including those represented by ADSs) opposite such Supporting Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 2.4          Contribution of Certain Rollover Shares.  Subject to the terms and conditions set forth herein, GA agrees that, (a) at the Rollover Closing, all of its right, title and interest in and to its Rollover Shares (including those represented by ADSs) shall be contributed, assigned, transferred and delivered to Parent, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the contribution, assignment, transfer and delivery to Parent thereof; provided that GA may, by notice to Parent and each other Investor no later than July 15, 2020, elect, in respect of some or all of its Owned Shares, not to make the contribution contemplated in this Section 2.4, in which case (i) such Owned Shares shall no longer be “Rollover Shares” hereunder, (ii) the number of Shares in the column titled “Rollover Shares” opposite GA’s name on Schedule A shall be reduced accordingly, (iii) the number of Parent Shares in the column titled “Parent Shares” opposite GA’s name on Schedule A shall be reduced accordingly, and (iv) GA shall not be bound by any obligations or be entitled to any rights under this Article II in respect of those Owned Shares which are no longer Rollover Shares; and (b) other than its Rollover Shares, all equity securities of the Company held by GA, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.
Section 2.5          Issuance of Parent Shares.  Immediately prior to the Closing, (a) in consideration for the cancellation of the Rollover Shares (including those represented by ADSs) held by each Supporting Shareholder other than GA in accordance with Section 2.3, Parent shall issue to such Supporting Shareholder (or, if designated by such Supporting Shareholder in writing, an Affiliate of such Supporting Shareholder), such number of newly issued class A and/or class B ordinary shares of Parent, par value US$0.00001 per share (“Parent Shares”), as set forth in the column titled “Parent Shares” opposite such Supporting Shareholder’s name on Schedule A hereto and as may be adjusted pursuant to Section 1.3, Section 2.4 or the Interim Investors Agreement, at a consideration per share equal to its par value; and (b) in consideration for the contribution, assignment, transfer and delivery of GA’s Rollover Shares to Parent in accordance with Section 2.4, Parent shall issue to GA (or, if designated by GA in writing, an Affiliate of GA), such number Parent Shares, as set forth in the column titled “Parent Shares” opposite GA’s name on Schedule A hereto and as may be adjusted pursuant to Section 1.3, Section 2.4 or the Interim Investors Agreement.  Each Supporting Shareholder hereby acknowledges and agrees that (i) delivery of the Parent Shares set forth opposite such Supporting Shareholder’s name on Schedule A hereto, shall constitute complete satisfaction of all obligations towards or sums due to such Supporting Shareholder by Parent and Merger Sub in respect of the Rollover Shares (including those represented by ADSs) held by such Supporting Shareholder and cancelled at the Effective Time as contemplated by Section 2.3 above, or contributed immediately prior to the Effective Time as contemplated by Section 2.4 above and (ii) such Supporting Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares (including those represented by ADSs) held by such Supporting Shareholder.  No Parent Shares issued in connection with the Merger shall be issued at a lower price per share than the Parent Shares issued hereunder (it being understood that the Parent Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Share having a value equal to the Per Share Merger Consideration).
Section 2.6          Rollover Closing.  Subject to the satisfaction in full (or waiver, if permissible, in accordance with the Interim Investors Agreement) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of, with respect to the Supporting Shareholders (other than GA), the subscription and issuance of Parent Shares and, with respect to GA, the contribution of its Rollover Shares in exchange for Parent Shares, in each case, contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing as contemplated by the Merger Agreement.  For the avoidance of doubt, Schedule A sets forth opposite each Supporting Shareholder’s name the number and class of (i) Rollover Shares (including those represented by ADSs) of such Supporting Shareholder which shall be all the Shares (other than, for the avoidance of doubt, the Founder Proxy Shares) owned by such Supporting Shareholder as of the date hereof, and (ii) Parent Shares to be issued to such Supporting Shareholder in connection with the cancellation contemplated by Section 2.3 or the contribution contemplated by Section 2.4 (which, in the case of the foregoing clauses (i) and (ii), may be further updated pursuant to Section 1.3, Section 2.4 or the Interim Investors Agreement).
Section 2.7          Deposit of Rollover Shares.  No later than three (3) Business Days prior to the Rollover Closing, (i) each Supporting Shareholder and any agent of such Supporting Shareholder holding certificates evidencing any Rollover Shares (if any) shall deliver or cause to be delivered to Parent such certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement, and (ii) GA shall deliver duly executed instruments of transfer (if required under the Laws of the Cayman Islands or the constitutional documents of the Company) in respect of its Rollover Shares (if any) to Parent or another person as Parent may direct in writing, in form reasonably acceptable to Parent; such certificates and instruments shall be held by Parent or any agent authorized by Parent until the Rollover Closing.  To the extent that any Rollover Shares of a Supporting Shareholder are held in street name or otherwise represented by ADSs, such Supporting Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the cancellation or contribution (as applicable) of such Rollover Shares in accordance with this Agreement; provided, in no event shall a Supporting Shareholder be required to incur any cost to surrender ADSs in exchange for certificates evidencing Rollover Shares in connection with the disposition thereof.
Section 2.8          Effect of the Merger on Rollover Shares. Parent agrees that it shall not have the right to receive the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and, at the Effective Time, each Rollover Share held by it shall be cancelled and cease to exist without payment of any consideration or distribution therefor.
ARTICLE III
Representations, Warranties and Covenants of the Beneficial Owners and the Supporting Shareholders
Section 3.1          Representations and Warranties.  Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly, represents and warrants to Parent that, as of the date hereof and as of the Rollover Closing:

(a)          such person has the requisite power and authority to execute and deliver this Agreement, to perform such person’s obligations hereunder and to consummate the transactions contemplated hereby;
(b)          this Agreement has been duly executed and delivered by such person and, if such person is not a natural person, the execution, delivery and performance of this Agreement by such person, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such person and no other corporate or similar actions or proceedings on the part of such person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;
(c)          assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;
(d)          such Supporting Shareholder:
(i)          (x) is and, immediately prior to the Rollover Closing, will be the beneficial owner of, and has and, immediately prior to the Rollover Closing, will have good and valid title to, its or his Owned Shares and/or Vested Company RSUs, as applicable, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Supporting Shareholder and its Relevant Beneficial Owner of its or his obligations under this Agreement, and (y) has and, as of the Rollover Closing will have, sole or shared (together with its or his Affiliates and/or its or his Relevant Beneficial Owner) voting power, power of disposition, and power to control dissenter’s rights, with respect to all of its or his Owned Shares, with no limitations, qualifications, or restrictions on such rights, in each case of the foregoing clauses (x) and (y), subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the PRC and the terms of this Agreement and the Interim Investors Agreement, and excluding any Lien (including the Founder Share Pledge (as defined below)) which will be discharged on or prior to the Rollover Closing or as created by this Agreement;
(ii)          except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it or him is a party relating to the pledge, disposition or voting of any of its or his Owned Shares and its or his Owned Shares are not subject to any voting trust agreement or other Contract to which it or him or its Relevant Beneficial Owner is a party restricting or otherwise relating to the voting or Transfer of such Owned Shares, other than any Lien (including the Founder Share Pledge) which will be discharged on or prior to the Rollover Closing, any restriction created by this Agreement or the voting power granted by it or him to its or his Relevant Beneficial Owner;
(iii)          except for a transfer to Parent as contemplated by Section 2.4, it or he has not Transferred any interest in any of its or his Owned Shares or Vested Company RSUs, as applicable, other than any Lien (including the Founder Share Pledge) which will be discharged on or prior to the Rollover Closing or as contemplated by this Agreement; and

(iv)          it or him has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Owned Shares, except the voting power granted by it or him to its or his Relevant Beneficial Owner or as contemplated by this Agreement;
(e)          as of the date hereof, other than its or his Owned Shares and with respect to the Founder, also the Founder Proxy Shares and Vested Company RSUs, such person does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);
(f)          except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such person for the execution, deliver and performance of this Agreement by such person or the consummation by such person of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by person, nor the consummation by such person of the transactions contemplated hereby, nor compliance by such person with any of the provisions hereof shall (x), if such person is not a natural person, conflict with or violate any provision of the organizational documents of such person, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such person pursuant to, any Contract to which such person is a party or by which such person or any property or asset of such person is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such person of its or his obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such person or any of such person’s properties or assets;
(g)          on the date hereof, there is no Action pending against such person or, to the knowledge of such person, any other person or, to the knowledge of such person, threatened against any such person or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such person of its or his obligations under this Agreement;
(h)          such person has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such person acknowledges that it has been advised to discuss with its or his own counsel the meaning and legal consequences of the representations and warranties of such person in this Agreement and the transactions contemplated hereby; and
(i)          such person understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such person’s execution, delivery and performance of this Agreement.

Section 3.2          Covenants.  Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly:
(a)          agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such person contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such person of its or his obligations under this Agreement;
(b)          irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such person may have with respect to such person’s Securities (including, without limitation, any rights under Section 238 of the CICL);
(c)          agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such person’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such person’s commitments, arrangements and understandings under this Agreement, in each case, if Parent reasonably determines it is required by applicable Law or the SEC (or its staff);
(d)          agrees and covenants that such person shall promptly notify Parent of any new Shares and other securities of the Company with respect to which beneficial ownership is acquired by such person, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;
(e)          to the extent such person is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, such person shall, as soon as practicable after the date hereof, use his reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange of the PRC (“SAFE”) for the registration of his holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of the SAFE Rules and Regulations and (ii) complete such registration prior to the Rollover Closing, in each case, to the extent such registration was not previously completed;
(f)          agrees that, upon request of Parent, such person shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement; and
(g)          agrees further the Parent Shares issued hereunder will be subject to terms and conditions determined by Parent (including a shareholders agreement of Parent or other definitive governance or similar agreements governing the relationship between the shareholders of Parent following the Rollover Closing) and such person shall enter into any agreement requested by Parent relating thereto.
Section 3.3          Founder’s Additional Representations, Warranties and Covenants.

(a)          Each of the Founder and Nihao China Corporation (being the Founder’s Relevant Supporting Shareholder, “Nihao”), jointly and severally, represents and warrants to Parent that, notwithstanding anything to the contrary set forth herein, as of the date hereof and as of the Rollover Closing, (i) his or its Owned Shares and/or Vested Company RSUs, as applicable, are free and clear of any Liens (other than the Founder Share Pledge), and (ii) no consent or approval of any third party (including any creditor) is required for the execution, delivery and performance of this Agreement by him or it and the consummation of the transactions contemplated hereby by him or it, except for any consent or approval required under the Exchange Act or Laws of the Cayman Island.
(b)          The Founder and Nihao shall cause the release of any and all Liens on any Rollover Shares beneficially owned by the Founder, including the pledge in respect of 18,834,627 Class B Shares held by Nihao (the “Founder Pledged Shares”) as security for a loan extended to Nihao by UBS AG, London Branch in December 2015, and any security agreements related thereto, as amended from time to time (the “Founder Share Pledge”), and shall deliver any duly executed instrument(s) evidencing the release of any such Liens, in each case prior to the Rollover Closing.
(c)          If the Founder Share Pledge is enforced by the relevant creditor which results in partial or full disposal of the Founder Pledged Shares prior to the Rollover Closing, the Founder shall, as soon as practical following the occurrence of such disposal and in any event no later than the sixteenth (16th) Business Day prior to the Rollover Closing, or, if such enforcement occurs later than the sixteenth (16th) Business Day prior to the Rollover Closing, sufficiently in advance of the Rollover Closing to allow the Rollover Closing to be consummated, pay, or cause to be paid, to Parent or its designee in immediately available funds in US$ an amount equal to the product of (x) the total number of such disposed Founder Pledged Shares and (y) the Per Share Merger Consideration.
(d)          The Founder represents and warrants to Parent that, as of the date hereof and as of the date of the Shareholders’ Meeting, he has the power to vote the Founder Proxy Shares and has not entered into any agreements, arrangements or commitments of any character relating to the voting of the Founder Proxy Shares (other than any proxy to vote the Founder Proxy Shares held by the Founder) or otherwise granted to any person any rights relating to the voting of the Founder Proxy Shares.
ARTICLE IV
Representations and Warranties of Parent
Section 4.1          Parent represents and warrants to each Supporting Shareholder and each Beneficial Owner that as of the date hereof and as of the Rollover Closing:
(a)          Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;
(b)          except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, deliver and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (x) conflict with or violate any provision of the organizational documents of Parent, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets;
(c)          at and immediately after the Rollover Closing, the authorized share capital of Parent shall consist of 5,000,000,000 Parent Shares (comprised of 4,800,000,000 class A ordinary shares and 200,000,000 class B ordinary shares), of which a number of Parent Shares as set forth in Schedule A shall be issued and outstanding (the “Issued Shares”), and the Issued Shares, together with the Parent Shares to be issued to the EC Investors (as defined in the Interim Investors Agreement) at the Rollover Closing pursuant to the Interim Investors Agreement and the Equity Commitment Letters and the Parent Shares to be issued to Ohio River Investment Limited, THL E Limited and Huang River Investment Limited (or their respective designees) at the Rollover Closing pursuant to the Rollover Agreement (the “Rollover Agreement”), shall be all of the Parent Shares outstanding at and immediately after the Rollover Closing;
(d)          except as contemplated by the Merger Agreement, the Equity Commitment Letters and the Rollover Agreement or otherwise agreed to by the parties hereto, at and immediately after the Rollover Closing, there shall be no (i) options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities;
(e)          Merger Sub is wholly-owned by Parent; and
(f)          at the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Parent.

ARTICLE V
Termination
Section 5.1          This Agreement, and the obligations of a Supporting Shareholder or a Beneficial Owner hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of such Supporting Shareholder or its Relevant Beneficial Owner, on one hand, and Parent, on the other hand (such time, the “Expiration Time”); provided, that this Article V and Article VI shall survive any termination of this Agreement.  Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.  If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Supporting Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.
ARTICLE VI
Miscellaneous
Section 6.1          Joint Liability.
(a)          Each Beneficial Owner shall cause its or his Relevant Supporting Shareholder(s) to perform its or his obligations under this Agreement, including without limitation, such Supporting Shareholder(s)’ obligations under Article I above.
(b)          Notwithstanding anything to the contrary, each Beneficial Owner and its or his Relevant Supporting Shareholder(s) shall be jointly and severally liable with each other with respect to all representations, warranties, covenants and agreements of such parties under this Agreement.
Section 6.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on Schedule D hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2).
Section 6.3          Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
Section 6.4          Entire Agreement.  This Agreement, the Interim Investors Agreement, the Equity Commitment Letters, the Guarantees, Merger Agreement, and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 6.5          Specific Performance.  Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement.  Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.
Section 6.6          Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Beneficial Owners and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 6.7          Governing Law; Jurisdiction.
(a)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York, except that matters arising out of or relating to the cancellation or contribution (as applicable) of the Shares (including Shares represented by ADSs) contemplated by this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands.
(b)          Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.7(a), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7(b) (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
(c)          Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules.  Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.
(d)          Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02 of the Merger Agreement and in the case of each party hereto at the address set forth on Schedule D hereto under such party’s name (or at such other address for such party as shall be specified in a notice given in accordance with Section 6.2).  Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
Section 6.8          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.08.
Section 6.9          Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of the obligations of the Supporting Shareholders pursuant to Article II of this Agreement and shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.
Section 6.10          Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Beneficial Owner, its or his estate, heirs, beneficiaries, personal representatives and executors.
Section 6.11          No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 6.12          Confidentiality.  This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, however, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby as permitted by or provided in the Merger Agreement and each Supporting Shareholder may disclose the existence and content of this Agreement to such Supporting Shareholder’s Non-Recourse Parties (as defined in the Guarantees).
Section 6.13          Interpretation.  When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”.
Section 6.14          Counterparts.  This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Quantum Bloom Group Ltd
By: Cheung Lun Julian CHENG, Director
/s/ Cheung Lun Julian CHENG

Jinbo Yao
/s/ Jinbo Yao

Nihao China Corporation By: Jinbo Yao, Director
/s/ Jinbo Yao

General Atlantic Singapore 58 Pte. Ltd.
By: Ong Yu Huat, Director
/s/ Ong Yu Huat

[Signature Page to Support Agreement]